EXHIBIT 16.1


PRIVATE & CONFIDENTIAL
Securities and Exchange Commission
Washington DC 20549
USA


December 12, 2001


Ladies and Gentlemen

We were previously principal accountants for Dicom Imaging Systems Inc. and, under the date of March 30, 2001 (except for note 15(d), which is as of April 11, 2001), we reported on the consolidated financial statements of Dicom Imaging Systems Inc. and subsidiaries as of and for the years ended December 31, 2000 and 1999. On December 6, 2001, we resigned. We have read Dicom Imaging Systems Inc.'s statements included under Item 4 of its Form 8-K dated December 11, 2001, and we agree with such statements.



Yours very truly



/s/ KPMG LLP